FOR:              BIG CITY BAGELS, INC.

CONTACT:          Peter Keenan, President
                  ICS and VillageNet
                  (516) 218-0700

KCSA              Jeff Corbin/Joseph A. Mansi
CONTACT:          (212) 682-6300, ext 214/205
                  (212) 697-0910 (fax)
                  jcorbin@kcsa.com/jmansi@kcsa.com
                  www.kcsa.com

                              FOR IMMEDIATE RELEASE

                        BIG CITY BAGELS COMPLETES MERGER
                                     ------


     Company Acquires VillageNet, Inc. and Intelligent Computer Solutions, Inc.

     HICKSVILLE, New York, July 1, 1999 - - BIG CITY BAGELS, INC. (OTC BB: BIGC) announced today the completion of its acquisition by merger of VillageNet, Inc. (www.villagenet.com) and Intelligent Computer Solutions, Inc. (www.icsnet.com).

     Under the terms of agreement, the stockholders of VillageNet and ICS receive from the Company 8,619,466 shares of Common Stock and 508,152 shares of a new class of Preferred Stock, which may be convertible into 70,124,976 shares of Common Stock. The shares of Common Stock being issued in the merger and upon conversion of the Preferred Stock will represent approximately 90 percent of the outstanding shares of Common Stock following the transaction, calculated on a fully diluted basis assuming the exercise of the Company's outstanding options and warrants that have an exercise price of $1.00 or less. All former VillageNet and ICS shareholders are subject to strict volume limitations on resale until June 30, 2002, and those shareholders who will also be directors are further restricted from any resale until January 1, 2000.

                                     (more)

BIG CITY BAGELS/2

     Peter Keenan, President of ICS, stated, "The merger of VillageNet and ICS with Big City Bagels is the beginning of a number of exciting changes and developments for current and future shareholders of BIGC. As an ISP with a unique niche, we plan to use the combined strengths of VillageNet and Intelligent Computer Solutions to aggressively propel the Company to the forefront of the Internet technology industry."

     VillageNet, Inc. ("VillageNet") is a community-oriented Internet service provider specializing in educational and family-based Internet services with a local emphasis on business advertising and shopping, chat rooms and parent/student/teacher interaction.

     Intelligent Computer Solutions, Inc. ("ICS") is a systems-integration firm specializing in network design, implementation and maintenance and providing Internet/intranet messaging and security products. ICS is a value added government and commercial reseller for Cisco Systems Inc. (NASDAQ: CSCO) and FORE Systems (NASDAQ: FORE) and is authorized to sell and install their products to public entities in New York (e.g. school districts) without public bidding through those companies' New York State contracts.


     Management of the combined companies will be the current officers and directors of VillageNet and ICS. Peter Keenan will serve as the President, Edilberto Enriquez will serve as the Treasurer and Chief Financial Officer, and David Levi will serve as the Secretary. The board of directors will be Messrs. Eli Levi, Peter Keenan, Hector M. Gavilla and one of the Company's current directors, Nelson Braff.

     The Company, a franchisor and owner of Big City Bagels delis/cafes, has been orderly disposing of its unprofitable operations since the middle of 1998 while it explored the acquisition or combination with other businesses.

                                      # # #


This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties are described in the Company's filings with the SEC.


This release and prior releases are available on the KCSA Public Relations Worldwide website at www.kcsa.com.